THIS SETTLEMENT AGREEMENT AND RELEASE OF ALL CLAIMS ("Agreement") is made and entered into by and between Roger Westerlind ("Westerlind") and ENGlobal U.S., Inc. ("ENGlobal"). Westerlind and ENGlobal are each a "party" and, collectively, are the "parties" to this Agreement. Through this Agreement, the parties have fully and finally settled all claims they have among one another.

WHEREAS, on April 5, 2023, Westerlind filed a demand for arbitration, styled as *Roger Westerlind v. ENGlobal U.S., Inc.*; Case No. 01-23-0001-5937, before the American Arbitration Association, and asserted that ENGlobal breached an Executive Employment Agreement "Employment Agreement"), specifically its obligation to provide compensation and benefits in the event of termination under certain circumstances ("Arbitration").

WHEREAS, ENGlobal denied all of Westerlind's claims and allegations asserted in the Arbitration; and

WHEREAS, defense and prosecution of this dispute will require extensive preparation and expense unless it is fully settled, terminated, and released at this time; and

WHEREAS, the parties desire to avoid such litigation, preparation, and expense; to terminate all past, present and potential controversies between the parties; and to compromise and settle the parties' differences; and

WHEREAS, Westerlind has agreed to resolve all claims that he has or may have against ENGlobal, including, but not limited to, the claims which were or could have been asserted in the Arbitration or arising out of the Employment Agreement, without admission by ENGlobal of the merits of the claims, demands, charges, and/or contentions of Westerlind; and

WHEREAS, Westerlind covenants and warrants that he has not assigned, transferred, or subrogated any portion of any claim which he asserted or could have asserted in this dispute;

NOW, THEREFORE, in consideration of the promises and the mutual covenants set forth herein and in full compromise, release, settlement, accord and satisfaction, and discharge of all alleged claims or causes of action, known or unknown, possessed by or belonging to Westerlind against ENGlobal, whether or not included in the Arbitration, the parties covenant and agree as follows:

1. **DEFINITIONS**.

a. "Westerlind" as used in this Agreement has the meaning set forth in the introductory paragraph and includes Westerlind's family members, heirs, devisees, legatees, executors, administrators, successors, assignees, agents, attorneys and representatives.

b. "ENGlobal" as used in this Agreement has the meaning set forth in the introductory paragraph and includes any of its successors, assigns, businesses, affiliates, parent companies, subsidiaries, divisions, partnerships, limited partnerships, partners, joint ventures, predecessors, acquirers, officers, directors, trustees, conservators, employees, agents, contractors, insurers, representatives, shareholders, and attorneys.

2. **Actions by ENGlobal.** In return for this settlement, compromise, and release of Westerlind's claims against ENGlobal, ENGlobal agrees to pay Westerlind the total sum of SIXTY THOUSAND DOLLARS AND 00/100 ($60,000.00) after ENGlobal receives the a W-9 executed by Westerlind, as follows in the following installments, for which a tax form 1099 will be issued:

a. to Westerlind, TWENTY THOUSAND DOLLARS AND 00/100 ($20,000.00) on June 5, 2023.

b. to Westerlind, TWENTY THOUSAND DOLLARS AND 00/100 ($20,000.00) on July 5, 2023.

c. to Westerlind, TWENTY THOUSAND DOLLARS AND 00/100 ($20,000.00) on August 5, 2023.

3. **Actions by Westerlind.** For and in consideration of the actions by ENGlobal described in Section 2 of this Agreement, which consideration Westerlind acknowledges he would not otherwise be entitled to, Westerlind hereby irrevocably and unconditionally releases and forever discharges ENGlobal with respect to any and all claims and causes of action of any nature, both past and present, known and unknown, foreseen and unforeseen, at law or in equity, which Westerlind has or which could be asserted on his behalf by any person, government authority, or entity, resulting from or relating to any act or omission of any kind occurring on or before the date of the execution of this Agreement. Westerlind understands and agrees that this release includes, but is not limited to, all claims and causes of action arising from Westerlind's employment with ENGlobal, any injury or illness suffered by Westerlind during or after his employment with ENGlobal, his wages, compensation and/or commissions paid or owing by ENGlobal, or his separation from employment from ENGlobal, whether arising under any federal, state, or local law, regulation, or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended; 42 U.S.C. § 1981; the Fair Labor Standards Act; the Employee Retirement Income Security Act of 1974, as amended; the Civil Rights Act of 1991; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act of 1993; the Americans with Disabilities Act of 1990; the Age Discrimination in Employment Act of 1967, 29 U.S.C. §621 *et seq.*, as amended by the Older Workers Benefit Protection Act; Chapters 21, 61 and 451 of the Texas Labor Code; the Occupational Safety and Health Act, as amended, the Consolidated Omnibus Budget Reconciliation Act, as amended, for breach of the Employment Agreement, and under common law. This release also includes, but is not limited to, those claims and causes of action of any kind or character relating to his employment with or separation from ENGlobal that are alleged or which could have been alleged in any lawsuit or arbitration proceeding or in any administrative charge, claim, or proceeding that could have been filed against ENGlobal by Westerlind on his own behalf or on behalf of any other person. Westerlind shall file any documents necessary to effectuate the dismissal with prejudice of the Arbitration upon receipt of all settlement proceeds set forth in Section 2 of this Agreement.

4. **Confidentiality.** As a material inducement for ENGlobal to enter into this Agreement, Westerlind understands and agrees that he will strictly maintain the confidentiality of the existence and terms of this Agreement, except that the terms of this Agreement may be disclosed to Westerlind's spouse, attorneys and tax preparers, if any, government agencies, or in response to an

order or subpoena of a court; provided, however, that notice of receipt of such court order or subpoena shall be immediately communicated to ENGlobal to permit it the opportunity to object to any such alleged requirement. Westerlind also agrees that prior to signing this Agreement, except for potential discussions with his spouse, children, attorneys and tax preparers, if any, or government agencies, he has not discussed the potential for settlement with anyone, including any employee of ENGlobal. Westerlind agrees and acknowledges that any breach of this confidentiality provision is a material breach of this Agreement, entitling ENGlobal to any remedies available by law or equity, including injunctive relief.

5. **Other Proceedings.** Westerlind hereby represents and confirms that he has not filed or otherwise initiated any pending lawsuit, demand for arbitration, complaint, charge, or other proceeding against ENGlobal, not previously described herein, in any local, state, or federal court or agency based upon events occurring prior to the date of this Agreement. Westerlind expressly waives any right to damages or other legal or equitable relief awarded by any governmental agency or court relating to any lawsuit, complaint, charge, or other proceeding (regardless by whom filed), that is pending or that is filed in the future and which is based on events occurring prior to the Agreement. Nothing in this Agreement restricts Westerlind in any way from communications with, filing a charge or complaint with, or full cooperation in the investigations of, any governmental agency on matters within their jurisdiction, engaging in concerted, protected conduct under the ENGlobal, or from cooperating with ENGlobal in any internal investigation. However, as stated above, this Agreement does prohibit him from recovering any relief, including monetary relief, as a result of such activities.

6. **Waiver of Reinstatement and Future Employment.** Westerlind hereby agrees that his employment relationship with ENGlobal has been permanently and irrevocably severed, and that ENGlobal has no obligation, contractual or otherwise, to hire, employ or contract with Westerlind in the future. Westerlind hereby waives any alleged right to reinstatement or future employment with ENGlobal and represents and covenants that he will not at any time in the future apply for employment with ENGlobal.

7. **Non-Admission/Non-Disparagement.** Westerlind agrees that the Agreement and the payment of money to him by ENGlobal is a compromise settlement of a disputed claim or claims, and shall not be deemed or construed at any time or for any purpose to be an admission by any ENGlobal of any violation of Westerlind's rights, or any contract or statutory or common law, or of any wrongdoing. ENGlobal expressly denies any such violation and has entered into this Agreement to avoid the time, money, and energy necessary to defeat the disputed claim or claims. Except for acts protected under the ENGlobal, Westerlind further agrees that he shall engage in no act, which is intended, or reasonably may be expected, to harm the reputation, business, prospects, or operations of ENGlobal.

8. **Persons Bound by Release/Non-assignment and Indemnification.** Westerlind agrees that this Agreement shall be binding on him, his spouse, children, heirs, executors, administrators, legal counsel, and all other persons and entities in privity with him. Westerlind further represents that no claim or cause of action covered by the Agreement has been assigned or given to anyone else and that no other person or entity has an interest in any such claim or cause of action, through subrogation or otherwise. Westerlind agrees to defend, release, indemnify, and hold ENGlobal harmless from and against any further claim or suit (including, without limitation,

attorney's fees and other expenses incurred in the defense of any such claim or suit) by or on behalf of Westerlind, his spouse, children, heirs, executors, administrators, or any other person or entity in privity with Westerlind concerning any matter encompassed by this Agreement. Westerlind agrees and acknowledges that ENGlobal has made no representations regarding the tax consequences of the consideration being paid. Westerlind indemnifies ENGlobal and assumes any and all liability in connection with any tax consequences associated with the settlement proceeds. Westerlind agrees to pay any and all federal and state taxes, if any, which he may be obligated to pay in accordance with IRS and/or state rules and regulations due to the sums being paid under this Agreement. If Westerlind fails to pay any required taxes with respect to this Agreement, Westerlind agrees to defend, release, indemnify, and hold ENGlobal harmless from and against any claims, demands, deficiencies, levies, assessment, penalties, or recoveries against ENGlobal for any amounts claimed due with respect to this Agreement.

9. **Attorneys' Fees.** This Agreement is intended to waive and release any and all claims for attorneys' fees and costs.

10. **Severability and Governing Law.** If any single section or clause of this Agreement should be found invalid or unenforceable, it shall be severed, and the remaining sections and clauses shall be enforced in accordance with the intent of this Agreement. Texas law shall govern the validity and interpretation of this Agreement insofar as federal law does not control.

11. **Waiver or Breach.** The parties agree that one or more waivers or breaches of any covenant, term, or provision of this Agreement by any party shall not be construed as a waiver of a subsequent breach of the same covenant, term, or provision, or as a waiver or breach of any other covenant, term, or provision.

12. **Entire Agreement.** This Agreement contains the entire understanding between Westerlind and ENGlobal and supersedes all prior agreements and understandings, oral or written, relating to the subject matter of this Agreement, except for the post-employment obligations found in section 4 of the Employment Agreement, which shall remain in full force and effect. Westerlind expressly acknowledges and agrees that ENGlobal and its legal counsel did not make, directly or indirectly, any provisions, representations, or warranties whatsoever, express or implied, other than those contained in this Agreement. This Agreement shall not be modified, amended, or terminated unless such modification, amendment, or termination is executed in writing and signed by Westerlind and an authorized representative of ENGlobal.

13. **Construction.** The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any party.

14. **Other Acknowledgments.** Westerlind hereby represents and certifies that he (1) has had an opportunity to read all of this Agreement; (2) has been given a fair opportunity to, and has been advised to, discuss and negotiate the terms of this Agreement by and through his legal counsel; (3) has been given a reasonable time to consider the Agreement; (4) understands the provisions of this Agreement; (5) has received advice from an attorney regarding this Agreement or has voluntarily chosen not to receive such advice; (6) has determined that it is in his best interest to enter into this Agreement; (7) has not been influenced to sign this Agreement by any statement

MW MSL

or representation by ENGlobal or its legal counsel not contained in this Agreement; and (8) enters into this Agreement knowingly and voluntarily without coercion, duress, or fraud.

AGREED AND ACCEPTED:

ROGER WESTERLIND

May 25 2023
Date

SUBSCRIBED AND SWORN TO BEFORE ME on this the 29 day of May, 2023.

Handelsbanken
2023-05-29
KARLSTAD 6801

Anna Pettersson

AGREED AND ACCEPTED:

On Behalf of ENGlobal U.S., Inc.
EXEC. CHAIRMAN

JUNE 5, 2023
Date

SUBSCRIBED AND SWORN TO BEFORE ME on this the 5 TH day of ~~May~~ JUNE, 2023.

Nancy Gabriela Reyes Fernandez
Notary Public in and for the State of Texas
My Commission Expires: 02/17/2027

Nancy Gabriela Reyes Fernandez
My Commission Expires
2/17/2027
Notary ID 134207945